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                                ROYALTY AGREEMENT


      THIS ROYALTY AGREEMENT ("Agreement") is made this 27th day of October, 1997, by and between ELECTRONIC DESIGNS, INC., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at One Research Drive, Westborough, Massachusetts ("EDI"), and ADVANCED REFRACTORY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of New York with its principal place of business at 699 Hertel Avenue, Buffalo, New York ("ART").

      WHEREAS EDI and ART are parties to that certain Asset Purchase Agreement, dated as of October 1, 1997 ("Asset Purchase Agreement"), pursuant to which ART has purchased from EDI the Purchased Assets (as defined in the Asset Purchase Agreement);

      WHEREAS EDI and ART are also parties to that certain
Confidentiality/Noncompetition Agreement, dated October 27, 1997
("Noncompetition Agreement"); and

      WHEREAS, pursuant to Section 3.1 of the Asset Purchase Agreement, ART is required to pay EDI the Royalty (as hereinafter defined).

      NOW, THEREFORE, in consideration of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a "Party;" collectively, the "Parties") hereby agree as follows:

      1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement. For purposes hereof, the capitalized terms set forth below shall have the following meanings:

            a.    "ART Party" means ART or any ART Affiliate.

            b.    "Commission" means the Securities and Exchange Commission
or any successor to the functions of such agency.
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            c. "Current Crystallume Product" means those certain products which are the same as those products comprising the Inventory purchased by ART from EDI pursuant to the Asset Purchase Agreement.

            d. "Initial Public Offering" means the consummation of a primary bona fide, firm commitment underwritten public offering on behalf of ART, pursuant to a Registration Statement (as hereinafter defined) filed with and declared effective by the Commission pursuant to the Securities Act (as hereinafter defined).

            e. "Intellectual Property" means the Purchased Intellectual Property (as such term is defined in Section 1.1i of the Asset Purchase Agreement) and the Licensed Intellectual Property (as such term is defined in Section 1.1j of the Asset Purchase Agreement), collectively.

            f. "Licensing Royalty Term" means the Seven (7) year period commencing on the date hereof and expiring on September 30, 2004.

            g. "Net Licensing Revenues" means the aggregate of any and all consideration actually received by an ART Party (in good funds in the event the consideration is money), pursuant to any license or sublicense of the Intellectual Property, in whole or in part (collectively, the "Licenses"), granted by an ART Party to any Person (other than an ART Party), after deducting all of the following relating to each License:

                  (1) any and all domestic and foreign duties, taxes, charges and other assessments of any kind (including, without limitation, withholding taxes (net of United States tax credits actually used by an ART Party), sales taxes, use taxes and any interest, fines or penalties thereon), directly or indirectly levied or imposed on an ART Party by any Government Authority;

                  (2)   any and all fees paid to independent brokers; and

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                  (3)   any and all royalties or other fees or charges of any
                        kind paid by an ART Party to any Person with respect to any licensed intellectual property or other rights of such Person which are licensed or sublicensed in the respective License.

            h. "Net Product Sales Revenues" means the aggregate of any and all consideration actually received by an ART Party (in good funds in the event the consideration is money), for any Sales of Products, after deducting all Qualifying Costs applicable to each Sale; provided, however, in the case of a Sale of a Product by and between any ART Parties, such a Sale shall not be considered to constitute Net Product Sales Revenues unless one of the ART Parties is the end user of the Product. Notwithstanding anything to the contrary contained herein, in the event of a Sale of a Product that is a part or component of another product made, produced or manufactured by or for an ART Party, Net Product Sales Revenues from such Sale shall be calculated on the basis of the fair market value of the Product part or component, and not on the price of the entire product.

            i. "Products" means any product hereafter made, produced or manufactured by or for an ART Party and sold by an ART Party to a Person (other than an ART Party, unless the ART Party is the end user), which product: (1) is a Current Crystallume Product; (2) contains or consists of Inventory purchased by ART from EDI pursuant to the Asset Purchase Agreement; or (3) incorporates or embodies, in whole or in part, a Current Crystallume Product or a product which is made, produced or manufactured through use of the Intellectual Property, in whole or in part; provided, however, under no circumstances shall Products be deemed to include any product made, produced or manufactured by or for an ART Party prior to the date hereof.


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            j.    "Qualifying Costs" means each of the following:

                  (1) any and all discounts in amounts customary in the trade for quantity purchases, prompt payments and for wholesalers and distributors;

                  (2) any and all credits or refunds, not exceeding the original invoice amount, for claims or returns;

                  (3) any and all domestic and foreign duties, taxes, charges and other assessments of any kind (including, without limitation, withholding taxes (net of United States tax credits actually used by an ART Party), sales taxes, use taxes and any interests, fines or penalties thereon), directly or indirectly levied or imposed on an ART Party by any Government Authority;

                  (4) any and all freight, shipping and any other transportation expenses and related transportation insurance; and

                  (5) any and all sales commissions paid to independent sales agents or brokers.

            k. "Product Royalty Term" means the Five (5) year period commencing on the date hereof and expiring on September 30, 2002.

            l. "Registration Statement" means any registration statement filed with the Commission in accordance with the Securities Act (as hereinafter defined).

            m. "Sale" means any bona fide transaction anywhere in the world for which consideration is actually received by an ART Party (in good funds in the event the consideration is money), from a Person (other than an ART Party, unless the ART Party is the end user) for the sale of any Product(s) to any Person (other than an ART Party, unless the ART Party is the end


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user); provided, however, "Sale" shall not be deemed to cover any sale, transfer or other disposition of a Product, in whole or in part, by and between any ART Parties, unless an ART Party is the end user. A Sale of a Product shall be deemed completed at the time the ART Party actually receives consideration (in good funds in the event the consideration is money), from such a Person for the Product.

            n. "Securities Act" means the Securities Act of 1933, as amended, or any federal statute which shall be enacted to take the place of such act, together with all rules and regulations promulgated thereunder.

      2.    Product Royalty.

            a. Calculation - Subject to the terms hereof, ART shall pay EDI a royalty ("Product Royalty") equal to Two and One-Half Percent (2.5%) of any and all Net Product Sales Revenues arising from Sales of Products made during the Product Royalty Term.

            b. Payment - Subject to the terms of Section 4, the Product Royalty shall be calculated for the Twelve-month period ("Year") commencing October 1, 1997 and ending September 30, 1998 and each subsequent Year during the Product Royalty Term, on the basis of Sales of Products made during such recently completed Year, and shall be due and payable within Thirty (30) days after the end of each Year of the Product Royalty Term.

      3.    Licensing Royalty.

            a. Calculation - Subject to the terms hereof, ART shall also pay EDI a royalty ("Licensing Royalty") equal to Thirty Percent (30%) of any and all Net Licensing Revenues arising from any and all Licenses consummated during the Licensing Royalty Term. (The Product Royalty and the Licensing Royalty are collectively referred to herein as the "Royalty".)


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            b. Payment - Subject to the terms of Section 4, the Licensing
Royalty shall be calculated at the end of the first Year and each subsequent Year during the Licensing Royalty Term, on the basis of Licenses consummated during such recently completed Year, and shall be due and payable within Thirty
(30) days after the end of each Year of the Licensing Royalty Term.

      4.    Prepayment.

            a. Amount - Subject to the terms of this Section 4, ART shall pay EDI the following amounts ("Installments") as a prepayment against the
Royalties:

                  (1) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) on October 1, 1998;

                  (2) On October 1, 1999, an amount equal to: (a) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), less the excess of

                        (x) the aggregate of all Royalties earned through September 30, 1998, over

                        (y)   TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00).

                  (3) On October 1, 2000, an amount equal to: (a) ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00), less the excess of

                        (x) the aggregate of all Royalties earned through September 30, 1999, over

                        (y)   FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).


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The Installments (collectively, the "Prepayment") shall be deemed to be a prepayment against which Royalties earned pursuant to this Agreement shall be applied.

            b. Interest - ART shall pay EDI interest at the rate of Nine and One-Half Percent (9.5%) per year, noncompounded, simple interest, on each respective Installment, on the respective Installment due dates provided in
Section 4a.

            c. Credit Against Prepayment - Each Product Royalty and Licensing Royalty due and payable hereunder shall be calculated at the end of the first Year and each subsequent Year during the Product Royalty Term and the Licensing Royalty Term, as the case may be, and shall be credited and applied against the sum of all Installments and all interest paid by ART. In the event the sum of the Product Royalty and the Licensing Royalty due and payable as to any Year exceeds the sum of all Installments and all interest paid by ART, then ART shall pay to EDI such excess no later than Thirty (30) days after the end of the respective Year in which such excess occurs.

            d. Limitation - The Prepayment shall be subject to the terms of
Section 1b of the Noncompetition Agreement, which terms are incorporated herein by reference.

            e. Security - ART's obligation to pay the Royalty shall be secured by a security interest in the Intellectual Property, as set forth in that certain security agreement by and between EDI and ART, dated October 27, 1997.

            f. Initial Public Offering - In the event ART completes an Initial Public Offering resulting in at least Ten Million Dollars ($10,000,000.00) in gross proceeds, any unpaid Installments (of the Prepayment) shall be paid by ART within Thirty (30) days of the successful completion of such Initial Public Offering ("Early Payment Date"). ART shall also pay EDI interest at the rate of Nine and One-Half Percent (9.5%) per annum through the Early Payment Date on all such unpaid Installments.


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            g. Nonrefundable - Except as provided in Section 12.4 of the Asset
Purchase Agreement, or Sections 4d or Section 7 of this Agreement, the Prepayment shall be nonrefundable.

      5. Royalty Report. Each Product Royalty and Licensing Royalty payment by ART hereunder shall be accompanied by a report certified by an ART officer, describing each Product Sale and each License taken into account in calculating the Product Royalty and the Licensing Royalty, respectively, and describing the method and manner in which the Product Royalty and the Licensing Royalty were calculated ("Royalty Report"). ART shall also maintain accurate and complete books and records with respect to all material information used by ART in calculating the amount of the Product Royalty and the Licensing Royalty payable hereunder. All such books and records shall be retained by ART for a period of not less than Four (4) years from the date of the Royalty Report to which such books and records relate.

      6. Audit. EDI shall have the right, for the period of Four (4) years from the date of any Royalty Report, to verify the accuracy of information contained therein and to utilize the services of its accountants and attorneys for such purpose. ART agrees to reasonably cooperate with such verification activities and to provide EDI and its representatives with reasonable access to the relevant books and records of ART during normal business hours. In the event any such inspection reveals an additional Product Royalty and/or Licensing Royalty to be due and payable hereunder, EDI shall provide ART with notice of such deficiency and ART shall promptly pay EDI such deficiency, with interest as provided in Section 10. In the event that any such inspection reveals that the Product Royalty or the Licensing Royalty has been underpaid by ART by an amount in excess of Five Percent (5%) of the amount actually due and payable, ART shall also reimburse EDI for all reasonable professional costs and expenses incurred in connection with carrying out such inspection.


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      7.    Right of Offset.  Notwithstanding any provision hereof to the contrary, any and all of the following: (a) Indemnifiable Damages of Buyer (subject to Section 12.1 of Asset Purchase Agreement); and (b) any other Claim incurred or suffered by Buyer, directly or indirectly, arising out of or relating to:

            (1) any breach of or default in the observance or performance of any agreement made by Seller in this Agreement or any other Covered Agreement (other than the Asset Purchase Agreement), or Seller's failure to fulfill any other obligation which it is required to perform or observed in this Agreement or any other Covered Agreement (other than the Asset Purchase Agreement);

            (2) any inaccuracy in any, breach of any, or false or fraudulent, representation or warranty made by Seller in this Agreement or any other Covered Agreement (other than the Asset Purchase Agreement); or

            (3) the investigation or defense of any Claim which is made or brought against Buyer relating to any (1) or (2) above;

may, at the election of ART, be applied as an offset against (and in reduction of) any Installment or any Royalty payable hereunder. Prior to exercising such right of offset, ART shall give EDI written notice of the circumstances giving rise to such right of offset, which notice shall include copies of all pertinent documentation relating thereto.

      8. Acknowledgment. EDI acknowledges that each ART Party may use its reasonable business judgment and complete discretion in deciding the manner and extent to which it shall enter into any License or make, produce or manufacture (or have made, produced or manufactured) Products, and/or make Sales of Products, and no ART Party shall be subject to any duty of best efforts (or otherwise) with respect thereto.


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      9. Currency. All Royalty payments hereunder shall be made in United States
Dollars by check payable to EDI. Royalties on Net Product Sales Revenues and Net Licensing Revenues denominated in a currency other than United States Dollars shall be payable based on the currency exchange rate in effect on the last business day of the applicable Year, as reported in the Wall Street Journal.

      10. Late Fee. Any Royalty payment not paid when due hereunder shall be subject to a late payment charge equal to One Percent (1%) per month. In the event that said late payment charge exceeds the maximum interest rate allowed by Applicable Law, then said payment charge shall be deemed to be reduced to equal the maximum interest rate allowed by Applicable Law.

      11. Entire Agreement. This Agreement constitutes the entire agreement by and between the Parties regarding the subject matter contained herein and supersedes all prior and contemporaneous undertakings and agreements by and between the Parties, whether written or oral, with respect to such subject matter.

      12. Amendment. This Agreement shall not be amended except by a writing executed by both Parties.

      13. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, subject to the restrictions against assignment provided in
Section 14.

      14. Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, ART shall have the right, without obtaining EDI's prior written consent, upon prior notice to EDI, to assign its rights under this Agreement to any ART Affiliate; provided, further, that EDI shall have the right, without obtaining ART's prior written consent but upon prior written notice to ART, to assign all of its rights, duties and obligations under this


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Agreement to a Surviving Entity (as hereinafter defined), if: (a) through an acquisition or merger (a "Corporate Event"), EDI is acquired by, or is merged with and into, an entity ("Surviving Entity") which after such Corporate Event will have revenues, net income and net assets at least equal to those of EDI at the time of such Corporate Event; and (b) the Surviving Entity assumes all of EDI's duties and obligations under each of the Covered Agreements. Notwithstanding anything to the contrary contained herein, no assignment of any rights, duties or obligations under this Agreement relieves the assigning Party of primary liability for its duties and obligations under this Agreement, and as between the Parties, the assigning Party shall continue to be liable for all of its duties and obligations under this Agreement as though no assignment has been made.

      15. Counterparts. This Agreement may be executed simultaneously in Two (2) or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that both Parties are not a signatory to the original or the same counterpart.

      16. Headings. The headings used herein are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

      17. Waiver. Failure by either Party to insist upon strict performance of any provision herein by the other Party shall not be deemed a waiver by such Party of its rights or remedies or a waiver by it of any subsequent default by the other Party and no waiver shall be effective unless it is in writing and duly executed by the Party entitled to enforce the provision being waived.

      18. Notices. All notices required or permitted hereunder shall be in writing and shall be: (a) sent by telex or facsimile transmission (to be effective when receipt is acknowledged unless sent after 5:00 p.m. on any business day, in which event notice shall be deemed received


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on the next business day); (b) personally delivered; (c) sent by certified mail, return receipt requested; or (d) sent by a nationally recognized, commercial overnight delivery service with provisions for a receipts, postage or delivery charges prepaid, and, except as otherwise provided in Section 18(a), shall be deemed given when personally delivered or when placed in the possession of such mail or delivery service, and addressed to the Parties, as follows:


             To EDI:           Electronic Designs, Inc.
                               One Research Drive
                               Westborough, Massachusetts  01581
                               Attn.: Frank D. Edwards, Senior Vice President Facsimile no.: (508) 366-1083


             with a copy to:   Goodwin, Procter & Hoar LLP
                               Exchange Place
                               Boston, Massachusetts  02109-2881
                               Attn.:  Thomas P. Storer, P.C.
                               Facsimile no.:  (617)  523-1231


             To ART:           Advanced Refractory Technologies, Inc.
                               699 Hertel Avenue
                               Buffalo, New York  14207
                               Attn.:  Keith A. Blakely, President
                               Facsimile no.:  (716) 875-3746


             with a copy to:   Damon & Morey LLP
                               1000 Cathedral Place
                               298 Main Street
                               Buffalo, New York  14202-4096
                               Attn.:  Gust P. Pullman, Esq.
                               Facsimile no.:  (716) 856-5521


Notice of change of address shall be given in accordance with the terms of this
Section 18 and shall be effective only upon receipt.

      19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.


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      20. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement. The Parties acknowledge that use of the defined term "Royalty" herein to define the payments hereunder is not intended to affect the enforceability of this Agreement.

      21. Cooperation. If at any time either Party reasonably requests that any further agreement or assurance is reasonably necessary or desirable to fully carry out the provisions of this Agreement and the transactions contemplated in this Agreement, then the other Party shall execute and deliver, or cause to be executed and delivered, any and all reasonably necessary agreements and assurances, and do or cause to be done all things reasonably necessary or desirable to fully carry out the provisions of this Agreement and the transactions contemplated herein.

      22. Survivability. Notwithstanding anything contained herein to the contrary, all representations, warranties and agreements contained herein shall survive and continue to bind the Parties after the execution and delivery of this Agreement, the expiration or earlier termination of this Agreement, and any investigation conducted by either Party, to the extent and for as long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statute of limitations.

      23. Disputes. Each Party agrees that any dispute or controversy arising between the Parties hereunder shall be settled in an action commenced and maintained in the United States District Court for the Southern District of New York, or if said Court lacks subject matter jurisdiction, then in the New York Supreme Court, County of New York, and each Party


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consents to personal jurisdiction in such courts. EDI hereby designates Goodwin,
Procter & Hoar LLP, 599 Lexington Avenue, New York, New York 10022 as its authorized agent for service of process within the State of New York.

      24. Term. The term of this Agreement shall be the Product Royalty Term, as to the Product Royalty, and shall be the Licensing Royalty Term, as to the Licensing Royalty, unless earlier terminated as provided in Section 1b of the Noncompetition Agreement.

      25. Dedication. ART agrees to dedicate the services of One (1) member of its senior management to the commercial exploitation of the Sale of Products and the marketing of Licenses, as ART shall determine, in its sole reasonable business judgment.

      26. Disclaimer. Except as otherwise provided in this Agreement, the Asset Purchase Agreement or any other Covered Agreement: (a) with respect to the Intellectual Property, EDI makes no other representation or warranty, either express or implied, including, without limitation, any representation or warranty as to merchantability or fitness for a particular purpose; and (b) EDI shall have no liability to ART for any indirect, special, incidental, or consequential damages arising out of ART's use of the Intellectual Property.

      IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement by their duly authorized officers on the day and year first above written.

                                 ELECTRONIC DESIGNS, INC.


                                 By: /s/ Frank D. Edwards
                                     -------------------------------------------
                                     Frank D. Edwards, Senior Vice President


                                 ADVANCED REFRACTORY TECHNOLOGIES, INC.


                                 By:/s/ Keith A. Blakely
                                    --------------------------------------------
                                    Keith A. Blakely, President



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